Filed Pursuant to Rule 433

Registration Statement No. 333-264388

Bank of Montreal Market Linked Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to Lowest Performing of the VanEck® Gold Miners ETF and the iShares® Silver Trust due September 2, 2027

Summary of Terms

Issuer:	Bank of Montreal
Market Measures:	The VanEck® Gold Miners ETF (the "GDX") and the iShares® Silver Trust (the "SLV") (each, a "Fund" and together, the "Funds").
Pricing Date*:	August 30, 2024
Issue Date*:	September 5, 2024
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:	If the fund closing price of the lowest performing Fund on the call date is greater than or equal to its starting price, the securities will be automatically called, and on the call settlement date, investors will receive the face amount plus the call premium.
Call Date*:	September 5, 2025
Call Settlement Date:	Three business days after the call date.
Call Premium:	At least 24.00% of the face amount (to be determined on the pricing date)
Maturity Payment Amount, if the Securities Are Not Automatically Called (per security):

•  if the ending price of the lowest performing Fund on the final calculation day is greater than its starting price:

$1,000 plus: $1,000 × fund return of the lowest performing Fund on the final calculation day × upside participation rate;

•  if the ending price of the lowest performing Fund on the final calculation day is less than or equal to its starting price, but greater than or equal to its threshold price:

$1,000; or

•  if the ending price of the lowest performing Fund on the final calculation day is less than its threshold price:

$1,000 + ($1,000 × fund return of the lowest performing Fund on the final calculation day)

Stated Maturity Date*:	September 2, 2027
Starting Price:	For each Fund, its fund closing price (as defined in the product supplement) on the pricing date
Ending Price:	For each Fund, its fund closing price on the final calculation day
Threshold Price:	For each Fund, 65% of its starting price
Upside Participation Rate:	150%
Fund Return:	With respect to a Fund on the call date or the final calculation day: (fund closing price on that day – starting price) / starting price
Lowest Performing Fund:	For the call date or the final calculation day, the Fund with the lowest fund return on that day
Final Calculation Day*:	August 30, 2027
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Agent Discount**:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%

*subject to change

** In addition, selected dealers may receive a fee of up to 0.25% for marketing and other services

Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	06376BAW8
Material Tax Consequences:	See the preliminary pricing supplement.

Hypothetical Payout Profile***

*** Assumes a call premium of 24.00% of the face amount. The actual call premium will be determined on the pricing date.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of either Fund beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of either Fund at the upside participation rate.

If the securities are not automatically called, and the ending price of the lowest performing Fund on the final calculation day is less than its threshold price, you will have full downside exposure to the decrease in the price of the lowest performing Fund on the final calculation day from its starting price and will lose more than 35%, and possibly all, of the face amount of your securities at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $963.50 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $913.50 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465924013351/o729249fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms and Structure of the Securities

•	If The Securities Are Not Automatically Called And The Ending Price Of The Lowest Performing Fund On The Final Calculation Day Is Less Than Its Threshold price, You Will Lose More Than 35%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•	The Securities Are Subject To The Full Risks Of Each Fund And Will Be Negatively Affected If Either Fund Performs Poorly, Even If The Other Fund Performs Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Fund That Is The Lowest Performing Fund On The Call Date Or The Final Calculation Day, As Applicable, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Fund.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Funds.

•	No Periodic Interest Will Be Paid On The Securities.

•	If The Securities Are Automatically Called, Your Return Will Be Limited to the Call Premium.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To Credit Risk.

•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

•	The Call Settlement Date Or The Stated Maturity Date May Be Postponed If The Call Date Or The Final Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Funds

•	Whether The Securities Will Be Automatically Called And The Maturity Payment Amount Will Depend Upon The Performance Of The Funds And Therefore The Securities Are Subject To A Variety of Risks, As Discussed In More Detail In The Accompanying Product Supplement.

Risks Relating To The GDX

•	An Investment In The Securities Is Subject To Risks Associated With The Gold And Silver Mining Industries.

•	An Investment in the Securities Is Subject to Risks Relating to Non-U.S. Securities Markets.

•	The Securities Are Subject to Exchange Rate Risk.

Risks Relating To The SLV

•	The Price of the SLV Is Linked Closely To The Price Of Silver, Which May Change Unpredictably And Affect The Value Of The Securities In Unforeseeable Ways.

•	Investing In The Securities Is Not the Same as Investing Directly in Silver.

•	Changes In The Methodology Used To Calculate The Silver Spot Price Or Changes In Laws Or Regulations Which Affect The Price Of Silver May Affect The Value Of The Securities.

•	There Are Risks Associated with the LBMA Silver Price.

•	Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally.

•	Adjustments To The SLV Could Adversely Affect the Securities

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

2